SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )



Filed by the Registrant   [ X ]
Filed by a Party other than the Registrant   [   ]

Check the appropriate box:

[   ]      Preliminary Proxy Statement
[   ]      Confidential, for Use of the Commission Only (as permitted by rule
           14a-6(e)(2))
[ X ]      Definitive Proxy Statement
[   ]      Definitive Additional Materials
[   ]      Soliciting Material Pursuant to Section240.14a-11(c) or
           Section240.14a-12


                               PIONEER OIL AND GAS
     -------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

          (Name of Person(s) Filling Proxy Statement if other than the
                                  Registrant)


Payment of Filing Fee (Check the appropriate box):
[ X ]   No fee required.
[   ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2),
        or Item 22(a)(2) of Schedule 14A.
[   ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
        11.

   1)    Title of each class of securities to which transaction applies:

   2)    Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined).

   4)    Proposed maximum aggregate value of transaction:

   5)    Total fee paid:

[   ]     Fee paid previously by written preliminary materials.

[   ]     Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)    Amount Previously Paid:
                               --------
   2)    Form, Schedule, or Registration Statement No.:
                                                      -----
   3)    Filing Party:
                     ------------------
   4)    Date Filed:
                   --------------------

                                                              May 9, 2001

Dear Shareholder:

Enclosed please find our combined notice of annual meeting, proxy statement and annual report. Also enclosed is a proxy which we urge you to sign and return in the enclosed envelope. Completing the enclosed proxy will not prevent you from voting your shares in person if you attend the meeting.

During fiscal 2000 the Company returned to operational profitability, as we were again able to realize project and lease sales income. Also, higher product prices improved operating margins.

The Company's current exploration efforts include: coal bed methane development in Wyoming, Utah and Colorado; a high potential subthrust drilling project in Fremont County, Wyoming; an exciting new overpressured gas play in Carbon
County, Wyoming and Moffat County, Colorado; and our high potential wildcat prospect in Nevada. These projects range from low risk excellent return (coal bed methane and overpressured gas) to high-risk 'company making' projects (if successful) such as our Wyoming sub-thrust and Nevada plays.

We continually update our website at www.piol.com. You can find the latest news releases, financial information links and selected project information at our web site.

We appreciate your continued support and look forward to a mutually profitable 2001.

Sincerely,

/s/ Don J. Colton

Don J. Colton
President and Chairman of the Board

                                      PROXY
                               PIONEER OIL AND GAS
                      1206 W. South Jordan Parkway, Unit B
                          South Jordan, Utah 84095-4551
                  Annual Meeting of Shareholders June 27, 2001

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Undersigned hereby appoints the Board of Directors of Pioneer Oil and Gas, as proxies with full power of substitution, and hereby authorizes them to represent and to vote as designated below, all of the shares of common stock of Pioneer Oil and Gas, held of record by the undersigned on May 9, 2001, at the Annual Meeting of Shareholders to be held on June 27, 2001, or any adjournment thereof:

     1. The Board of Directors recommends a vote FOR the election of the nominees for Directors as set forth in the Proxy Statement:

         FOR_____________________           AGAINST____________________

     2. The Board of Directors recommends a vote FOR the ratification of the selection by the Board of Directors of Jones, Wright, Simkins and Associates as independent auditors for Pioneer Oil and Gas for the next fiscal year ending September 30, 2001.

         FOR_____________________           AGAINST___________________

     3. The Board of Directors recommends a vote FOR approving the incentive stock option plan for Company employees as set forth in the Proxy Statement.

         FOR_____________________           AGAINST___________________

This proxy is solicited on behalf of the Board of Directors. Unless otherwise specified, the shares will be voted 'FOR' items 1 and 2. This Proxy also delegates discretionary authority to the proxy to vote with respect to any other business which may properly come before the Annual Meeting of Stockholders held on June 27, 2001 any and all adjournments or postponements thereof to the extent allowed by Rule 14a-4(c) as promulgated by the U.S. Securities and Exchange Commission.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING, PROXY STATEMENT AND ANNUAL REPORT OF PIONEER OIL AND GAS.

Please sign exactly as the name appears on your stock certificate. When joint tenants hold shares, both should sign. When signing as attorney-in-fact, executor, administrator, trustee or guardian, please give full title as such. If a corporation owns the shares, sign in the full corporate name by an authorized officer. If the shares are owned by a partnership, sign in the name of the partnership by an authorized officer. Also, please list your address below.

PLEASE PRINT YOUR NAME CAREFULLY OR ATTACH YOUR MAILING LABEL TO ASSURE THE CORRECT VOTING OF YOUR SHARES.

_________________________
ADDRESS OF SHAREHOLDER                      SIGNATURE


CITY, STATE AND ZIPCODE                     SIGNATURE, IF JOINTLY OWNED

_____      ___________________    ____________________________________________
DATED      NO. OF SHARES OWNED        PLEASE PRINT NAME CLEARLY

PLEASE PLACE YOUR PROXY IN THE ENCLOSED STAMPED ENVELOPE AND MAIL IMMEDIATELY.

                               PIONEER OIL AND GAS
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

Notice is hereby given that the Annual Meeting of Shareholders of Pioneer Oil and Gas (the "Company") will be held on Wednesday, June 27, 2001, starting at 10:00 A.M., Mountain Daylight Time, at the Company's office, 1206 W. South Jordan Parkway, Unit B, South Jordan, Utah 84095. The following matters are on the agenda for the Meeting:

1.To Elect the Board of Directors;

2.To ratify the appointment of Jones, Wright, Simkins and Associates ("Jones"), as independent auditors for the current fiscal year;

3.To approve an incentive stock option plan for employees of the Company;

4.To transact any other business matters that may properly come before the meeting or any adjournment or postponement thereof.

The Directors have fixed the close of business on May 9th, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. A complete list of such shareholders will be available at the corporate office of the Company during normal business hours and shall be open to the examination of any such shareholder for any purpose relevant to the Meeting.

A record of the Company's activities during the year ending September 30, 2000 and financial statements for that year, are in the Company's annual report to shareholders, which this year is contained within the proxy statement that accompanies this notice.

You are cordially invited to attend the Meeting. Any shareholder that does not expect to attend the Meeting in person is requested to complete, date, and sign the enclosed form of Proxy and return it promptly to Pioneer Oil and Gas. Thank you for your cooperation.

BY ORDER OF THE BOARD OF DIRECTORS


DON J. COLTON, Chairman of the Board of Directors, and President

YOUR VOTE IS IMPORTANT TO PIONEER OIL AND GAS. EVEN IF YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. COMPLETING THE ENCLOSED PROXY WILL NOT PREVENT YOU FROM VOTING YOUR SHARES IN PERSON IF YOU DO ATTEND THE MEETING.

                               PIONEER OIL AND GAS
                          1206 W. South Jordan Parkway
                                     Unit B
                          South Jordan, Utah 84095-4551
                           ---------------------------

                                 PROXY STATEMENT

                         Annual Meeting of Stockholders
                           To Be Held on June 27, 2001
                          ----------------------------

                               GENERAL INFORMATION

     This Proxy Statement is being furnished to the stockholders of Pioneer Oil and Gas (the "Company"), in connection with the solicitation of proxies on behalf of the Board of Directors of Pioneer Oil and Gas (the "Directors") for use at the Company's 2001 Annual Meeting of Stockholders and any and all adjournments or continuations thereof (the "Meeting"), to be held on Wednesday, June 27th, 2001 for the purposes set forth under the next paragraph. These materials will be first mailed to stockholders on or about May 9th, 2001.

                            PURPOSE OF ANNUAL MEETING

     At the Meeting, stockholders will be asked: (i) to elect a Board of Directors to serve until the next annual meeting of the stockholders, or until their successors are duly elected and qualified; (ii) to ratify the selection by the Directors of Jones as independent auditors of the Company for the fiscal year ending September 30th, 2001 ("Fiscal 2001"); (iii) to approve an incentive stock option plan for the employees of the Company; and (iv) to transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

                     QUORUM, VOTING RIGHTS AND OTHER MATTERS

     The Company presently has one class of capital stock, common stock, $.001 par value, of which 8,099,518 shares were issued and outstanding at the close of business on May 9th, 2001. Only shareholders of record at the close of business on May 9th, 2001 will be entitled to notice of and to vote at the meeting. The presence at the meeting in person or by proxy of a majority of the shares entitled to a vote shall constitute a quorum for the transaction of business. All voting is non-cumulative.

     The Directors know of no other matters, which are likely to be brought before the Meeting. If any other matters properly come before the Meeting, however, the person named in the enclosed proxy, or that person's duly constituted substitute acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with such matters. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the items listed in the Notice. The Directors recommend a vote "FOR" each of the proposals. Directors are elected by a plurality of the common stock represented at the meeting.

     In accordance with Utah State law, certain corporate actions, generally, may create shareholder's rights of dissent and entitlement to payment of the fair market value of shares held. However, none of the proposals at the Annual Meeting creates such shareholder dissenters' rights.

     Any stockholder executing a proxy has the power to revoke such proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (i) filing with the Company a written revocation of the proxy, (ii) appearing at the Meeting and casting a vote contrary to that indicated on the proxy, or (iii) submitting a duly executed proxy bearing a latter date.

     The cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to stockholders in connection with the solicitation of proxies will be borne by the Company. In addition to the solicitation of proxies by use of mails, officers, directors, employees and agents of the Company may solicit proxies by written communication, telephone or personal call. Such persons are to receive no special compensation for any solicitation activities. The Company will reimburse banks, brokers and other persons holding common stock in their names, or those of their nominees, for their expenses in forwarding proxy solicitation materials to beneficial owners of common stock.

     The Company will appoint one or more inspectors of election to act at the Meeting and report the results. Prior to the Meeting, each inspector will sign an oath to perform his duties in an impartial manner and according to the best of his ability. Inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the Meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law. Inspectors will tabulate the number of votes cast for or withheld in the election of directors, and the number of votes cast for or against all other proposals, including abstentions and other non-votes.

     The required quorum necessary to transact business at the Meeting is a majority of the issued common stock outstanding on the record date. If a quorum is present, a plurality of the votes cast for directors will determine the directors elected and the approval of each proposal at the Meeting requires the affirmative vote of a majority of the common stock actually voted on such proposal. Abstentions and broker non-votes will be counted to determine if a quorum is present but will not otherwise affect the voting on any proposal.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

     A Board of three directors is to be elected at the Meeting. The nominees are the present directors, all of whom are standing for re-election. No director nominee has declined the nomination or is unable or unfit to serve. Under the Bylaws of the Company, the Company must have a minimum of three and maximum of seven directors. Each director serves until the next annual shareholders meeting or until a successor is duly elected. Don J. Colton and Gregg B. Colton are brothers and John O. Anderson is their uncle. The following table sets forth information about the nominees.

         Name           Age      Position(s) Held           Director Since

Don J. Colton           54       Director, CEO, President   October 1980
                                 and Treasurer
Gregg B. Colton         48       Director, Vice President   October 1980
                                 and Secretary
John O. Anderson        58       Director                   January 1988

     Don J. Colton serves as the Company's President, Treasurer and Chairman of its Board of Directors. Since the Company's inception in October 1980 Mr. Colton has served as the Company's President and has been involved in all aspects of the business including exploration, acquisition and development of producing properties. From 1979 to 1981, Mr. Colton was Chief Financial Officer and a member of the Board of Directors of Drilling Research Laboratory in Salt Lake City, Utah. The Drilling Research Laboratory is a subsidiary of Terra Tek, Inc. and prior to his involvement with the Drilling Research Laboratory, Mr. Colton was Manager of Special Projects for Terra Tek. Mr. Colton received a BS in Physics from Brigham Young University in 1970 and a Master of Business Administration from the University of Utah in 1974.

     Gregg B. Colton serves as the Company's Vice President, Secretary, General Counsel and a member of the Board of Directors. Mr. Colton has been employed with the Company since it actually commenced business in 1981. Mr. Colton is involved in handling the contracts, sales of oil and gas products and legal problems of the Company along with the day to day decision making for the Company with the Company's President. From 1981 to 1984, Mr. Colton was also a partner in the law firm of Cannon, Hansen & Wilkinson. Mr. Colton is a member of the Utah State Bar and a real estate broker. He is also a member of the Corporate Counsel section for the Utah State Bar. Mr. Colton earned his BA from the University of Utah in 1976 and a Juris Doctor and a Master of Business Administration from Brigham Young University in 1981.

     John O. Anderson serves as the Company's Office Manager along with being a member of the Board of Directors. Mr. Anderson as Office Manager handles the day to day accounting for the Company along with handling the procurement of office supplies. The Company has employed Mr. Anderson since 1981 and prior to joining the Company he worked in land investments. Mr. Anderson received his BS in Zoology in 1968 from the University of California.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"THE
               ELECTION OF THE MEMBERS OF THE BOARD OF DIRECTORS

                               BOARD OF DIRECTORS

     The Board of Directors held a total of six Board of Directors meetings during the fiscal year ending September 30, 2000. All directors attended all of the meetings of the Board of Directors. The Board of Directors does not have a standing audit, nominating or compensation committee or a committee that performs similar functions.

     The Company's directors hold office until the end of their respective terms or until their successors have been duly elected and qualified. Presently, the Board of Directors do not receive any cash compensation for serving on the Board. However, each member of the Board of Directors for serving on the Board has received 60,000 options to acquire the Company's common stock at a price of $.30 per share until December 31, 2002.

     At the annual shareholders meeting in 1991, the shareholders approved an amendment to the Company's Articles of Incorporation, limiting the personal liability of directors to the Company and its shareholders, to the extent allowed by Utah law. In effect, the shareholders approved the adoption of statutory provisions, which permit a Utah corporation to eliminate the personal liability of directors for monetary damages for breach of fiduciary duty.

         The Company's executive officers are appointed by the Board of Directors and serve at the discretion of the Board.

                               EXECUTIVE OFFICERS

     The  following  table sets forth (i) the names of the  executive  officers,
(ii) their ages as of the Record Date and (iii) the capacities in which they serve the Company:

         Name     Age              Position(s)                    Officer Since

Don J. Colton     54               President/Treasurer                1980
Gregg B. Colton   48               Vice President/Secretary           1980

Note: Don J. Colton and Gregg B. Colton are brothers.

     Section 16(a) of the Securities and Exchange Act of 1934 requires officers, directors, and persons who own more than ten percent of a registered class of a company's equity securities to file initial reports of beneficial ownership and to report changes in ownership of those securities with the Securities and Exchange Commission. They are also required to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the applicable copies of the forms required to be filed with the SEC that have been furnished to the Company, the Company has determined that the pertinent officers, directors and principal shareholders have complied with all applicable Section 16(a) requirements since the Company became subject to Securities Exchange Act of 1934. The Company became subject to the Securities Exchange Act of 1934 on February 26th, 2000.

         EXECUTIVE COMPENSATION AND RELATED INFORMATION

     The following Summary Compensation Table sets forth all cash compensation paid, distributed or accrued for services, including salary and bonus amounts rendered in all capacities for the Company's CEO during the fiscal years ended, September 30, 2000, 1998, and 1997. All other tables required to be reported have been omitted as there has been no compensation awarded to, earned by or paid to any of the executives of the Company that is required to be reported other than what is stated below:

                           SUMMARY COMPENSATION TABLE

Name and                      Amount of                           Fiscal
Principal Position            Compensation                        Year Ended

Don J. Colton, CEO            $90,504(1)                          2000
Don J. Colton, CEO            $72,403(1)                          1999
Don J. Colton, CEO            $72,403(1)                          1998

          (1) The amount of compensation included in the table above for each fiscal year does not include amounts paid by the Company for the Company's Employee Stock Ownership Plan. Under the Employee Stock Ownership Plan 10% of the employees compensation for salary or bonuses is paid on behalf of the employee for Company stock in the Company's Employee Stock Ownership Plan. All full-time employees of the Company participate in the Employee Stock Ownership Plan on the same terms and conditions as management. For the fiscal years shown above 10% of the compensation amount above was paid towards the Employee Stock Ownership Plan in the form of Company stock.


                       OPTIONS GRANTED IN LAST FISCAL YEAR

         The following table sets forth certain information concerning options to purchase common stock for the executive named in the Summary Compensation
Table:

                                                % of Total
                             Number of          Options
                             Securities         Granted to
                             Underlying         Employees in  Exercise      Exp.
         Name                Options Granted    Fiscal Year   Price ($/Sh)  Date


         Don J. Colton, CEO  120,000          28.57%         $.30/Share     (1)

         (1) The expiration date for 60,000 of the 120,000 options granted above are due to expire on December 31, 2001, and the other 60,000 options are due to expire on December 31, 2002.

     No options were exercised by any party having options in the Company during the year ending September 30, 2000.
     The Board of Directors reviews and sets compensation levels of the executive officers of the Company by evaluating their respective performance in light of a number of factors, including the Board's assessment of the performance of the Company, as well as the range of compensation paid by the Company in comparison to the range of compensation paid by similar oil and gas companies in the western United States. The board weighs other factors, such as the officer's performance relative to the continued acquisition of favorable properties, and relative to the Company's financial performance.

     The Company's executive compensation policy continues to look at three variable elements: base salary, stock awards and option grants. The policy factors, which determine the setting of these compensation elements, are largely aimed at attracting and retaining executives considered essential to the Company's long-term success.

     The granting of stock and/or options is designed as an incentive to increasingly focus management's interests in closer alignment with interests of shareholders. The Company's executive compensation policy seeks to engender committed leadership and strategic management to favorably posture the Company for continued growth, stability and strength of shareholder equity.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by each person or group that is known by the Company to be the beneficial owner of more than five percent of its outstanding Common Stock, each director of the Company, each person named in the Summary Compensation Table, and all directors and executive officers of the Company as a group as September 30, 2000. Unless otherwise indicated, the Company believes that the persons named in the table below, based on information furnished by such owners, have sole voting and investment power with respect to the Common Stock beneficially owned by them, where applicable.

Title of          Name and Address of        Amount and Nature      Percent
 Class            Beneficial Owner           of Beneficial Owner    of Class

Common   Don J. Colton                        753,019(1)             8.8%
         2172 E Gambel Oak Drive
         Sandy, Utah 84092

Common   Gregg B. Colton                      780,928(1)             9.1%
         10026 Ridge Gate Circle
         Sandy, Utah 84092

Common   John O. Anderson                     376,532(1)             4.4%
         7462 S Parkridge Circle
         Salt Lake City, Utah 84121


Common   Pioneer Employee Stock              1,623,042(2)           18.97%
         Ownership Plan
         1206 W. South Jordan Parkway
         Unit B
         South Jordan, Utah 84095

All Directors and Officers as a Group
(3 Persons)                                  1,910,479              22.3%

         (1) Includes currently exercisable options to purchase common stock in the Company as long as the person is serving as a director and employee of the Company. Each of the persons listed under this footnote have options to purchase 120,000 shares of the Company's Common Stock.

         (2) Persons listed above have their vested shares under the Pioneer Employee Stock Ownership Plan included under their name. Don J. Colton and Gregg B. Colton as Trustees of the Pioneer Employee Stock Ownership Plan have the right to vote all the shares of the Plan at any shareholder meeting of the Company.

     The Company currently has no arrangements, which may result in a change of control.

                        TRANSACTIONS WITH RELATED PARTIES

     The Board of Directors approved more than 10 years ago a resolution to allow employees of the Company to purchase 25% of any oil and gas producing property acquired by the Company at the same time as the Company acquires the property. The resolution required that the employees pay for 25% of the cost of the oil and gas properties at the same time the Company purchased the properties. In the event, the Company is unable to fund the total cost of any producing properties the employees of the Company may purchase the amount the Company is unable to fund even if it exceeds 25%. The employees also have the right to acquire 25% of any non-producing oil and gas leases acquired by the Company on similar terms as those for producing properties.

     The Company also leases office space that is owned by the Board of Directors. The office space is leased to the Company on terms reasonable for the same kind of office space in the area that it is located. The office space is 1,950 square feet with an unfinished basement of approximately 975 square feet.

  PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     Jones, Wright, Simkins and Associates served as the independent accountants for the Company for the year ended September 30, 2000. There have been no disagreements during the three fiscal years ended September 30, 2000, 1999 and 1998, or at any other time with Company's present or former independent public accountants. Management of the Company intends to continue with its selection of Jones for the fiscal year ending September 30, 2001. A representative of Jones is not expected to be present at the Meeting.

THE  BOARD  OF  DIRECTORS  RECOMMENDS  A  VOTE  "FOR"  THE  RATIFICATION  OF THE
APPOINTMENT  OF  JONES,   WRIGHT,   SIMKINS  AND  ASSOCIATES  AS  THE  COMPANY'S
ACCOUNTANTS.

                   PROPOSAL THREE: INCENTIVE STOCK OPTION PLAN

     The Company has currently issued stock options to employees, directors and officers of the Company that will expire at the end of December 31, 2001 and December 31, 2002. Under this proposal it is recommended that the Company replace its current plan of issuing stock options in favor of an incentive stock option plan. The reason for the change is that under current existing law certain tax advantages are granted under an incentive stock option plan. Under an incentive stock option ("ISO") the employee receiving the option is not taxed at the time the employee is granted the option or at the time the employee exercises the option and purchases the stock (IRS Code Sec. 421(a). Further, when the employee sells the ISO it is taxed at capital gain rates. Because of this treatment there are several restrictions on the ISO.

     The incentive stock options must be granted under a plan adopted by the corporation and approved by the shareholders that sets forth how many options that can be granted and who can receive the options. Further, the option once it is granted must be exercised within 10 years from the date it was granted. The option price may not be less than the fair market value of the stock at the time the option is granted and the option may not be transferred other than by death. The employee can only exercise the option. The employee receiving the stock option generally can not own more than 10 percent of the total combined voting power of all classes of the company's stock.

     The employee must remain an employee of the company from the time the option is granted until three months before the option is exercised. Once stock has been purchased under an ISO plan, it cannot be sold within two years from the date the option was granted or within one year from the date the option was exercised whichever is later to receive capital gain treatment.

     The ISO plan will also allow the Company to attract and retain experienced and able employees, by providing incentives for them to extend their best efforts for the Company and its shareholders.

     Under the proposed Plan, the Board of Directors may grant incentive stock options only to eligible directors, officers, employees who make significant contributions to the continued well being and successful operation of the Company. Under this proposal the Company is proposing that the shareholders approve 1,000,000 shares of stock to be issued and administered under the ISO Plan. Initially, the Board of Directors is only intending of replacing the presently existing options due to expire within the next couple of years with incentive stock options in the same amount as those that are existing for the current officers, directors and employees of the Company. Plan.

THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE "FOR" ADOPTING AN INCENTIVE STOCK OPTION PLAN FOR THE EMPLOYEES OF THE COMPANY WITH THE PLAN AUTHORIZED TO GRANT UP TO 1,000,000 COMMON SHARE OPTIONS AS APPROVED BY THE BOARD OF DIRECTORS. THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES REPRESENTED AND ENTITLED TO VOTE IS REQUIRED FOR APPROVAL.

                          PROPOSAL FOUR: OTHER BUSINESS

     The Company has not received any shareholder proposals for this Annual Meeting. The Board of Directors knows of no other business, other than stated in this proxy statement, to be presented for the action at the Annual Meeting. If other business is properly presented at the Meeting, however, which was not known, or did not become known to the Board a reasonable time before the solicitation, then the person designated in the enclosed Proxy will vote, or refrain from voting, in accordance with his best judgment.

                              STOCKHOLDER PROPOSALS

     Stockholders may submit proposals on matters appropriate for stockholder action at the Company's annual meetings consistent with regulations adopted by the SEC. For such proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2002 annual meeting, they must be received by the Company not later than September 15, 2001 or such later date as the Company may specify in its SEC filings. Such proposals should be addressed to the Company's office at 1206 W. South Jordan Parkway, Unit B, South Jordan, Utah 84095-4451

                                  OTHER MATTERS

     Management does not intend to present, and has no information as of the date of preparation of this Proxy Statement that others will present, any business at the Meeting other than business pertaining to matters required to be set forth in the Notice of Annual Meeting and Proxy Statement. However, if other matters requiring the vote of the stockholders properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgement on such matters.

                             DESCRIPTION OF BUSINESS

The Company

     Pioneer Oil and Gas (the "Company") was organized on October 16, 1980 under the laws of the State of Utah. The Company's principal place of business is located at 1206 West South Jordan Parkway, Unit B, South Jordan, Utah 84095-4551. The Company has primarily been engaged in the acquisition and exploration of oil and gas properties in Utah, Wyoming, Colorado and Nevada.

     The Company filed a Chapter 11 bankruptcy petition on February 19, 1997 and filed an Amended Plan of Reorganization (the "Plan") on June 11, 1998. The United States Bankruptcy Court for the District of Utah, Central Division (the "Court") entered an order approving the Plan on August 5, 1998. The Order that granted the final decree was entered into on November 6, 1998. Twenty days after the Order was mailed on November 26, 1998, the Company emerged from bankruptcy.

     Prior to the Plan's implementation, the Company in June of 1998 effected a 10 for 1 reverse stock split of the Company's common shares to allow the Company to raise capital from the sale of new shares to existing shareholders. The Plan implemented by the Company and approved by the Court combined the sale of some of the Company's assets along with the sale of its common shares to existing shareholders. The capital raised by the Company was used to pay unsecured creditors 100% of the first $500 of any unsecured creditor's claim plus approximately 5.0% of the claim above $500.00. The Company's principal secured creditor Zions Bank (the "Bank") agreed to the Plan based on the Bank being repaid the full amount owed by the Company to the Bank by December 1999. In September of 1999 the Company completed the sale of several of its oil and gas assets and retired all the debt owed the Bank.

                                  The Business

     The Company has focused its efforts over the years in acquiring oil and gas properties from other companies selling producing wells and in acquiring new oil and gas leases for the purpose of exploring for oil and gas. Leases have also been acquired over the years for the purpose of reselling them at a profit to other oil and gas companies.

     Most of the Company's present production from oil and gas properties was acquired from large oil companies selling properties they considered to be marginal producers. The Company has found that it can operate these properties at a profit. Presently, the Company operates 10 producing oil and gas wells in Utah and Wyoming.

     The Company also owns an interest in several non-operated oil and gas wells and overriding royalty interests in oil and gas wells located in Utah, Colorado, and Wyoming. An overriding royalty interest, is an interest in a well that receives a percentage of the production from a well without paying any operation expenses.

     The Company over the last 3 years has emphasized exploration efforts for exploratory wells in Wyoming and Nevada. Prior to drilling an exploratory well a geological review of the prospective area is made by the Company's staff to determine the potential for oil and gas. If an area is determined to have promise the Company will attempt to acquire oil and gas leases over the prospective area. The Company will then acquire geophysical data (generally seismic and gravity data) to further evaluate the area. After the evaluation of the geophysical data, if the area appears to contain significant accumulations of oil and gas in the Company's opinion for the area, the Company will market a drilling program to outside investors covering the Company's leases. Significant accumulations cannot be quantified because it depends on many factors such as how much it costs to drill and complete wells in a certain area, how close the wells are to pipelines, what the price of oil or gas is, how accessible the area is, whether the project is a developmental or wildcat project, what the cost of oil and gas leases are in an area, the type of return investors are seeking at that time in the different exploration areas, and many other geological, geophysical and other considerations.

     When the Company markets a drilling program its sells a portion of its oil and gas leases over the prospect area along with obtaining a drilling commitment from the parties purchasing the leases to drill a well on the prospect area. A drilling program will generally allow the Company to recoup its investment in the area with the Company also retaining an ongoing interest in new wells to be drilled in the area.

     The Company  markets its  drilling  programs  to other  industry  partners.
Drilling programs have been marketed by placing ads in industry journals, attending trade shows and by traveling to the office of prospective partners. In the past, the Company has sold drilling programs to major oil companies and large independents and occasionally to individuals.

     The Company has been acquiring oil and gas leases for coal bed methane drilling in the Powder River Basin and is attempting to acquire other leases with coal bed methane potential in Utah, Colorado and Wyoming.

     Leases acquired for resale have been acquired in areas determined to be prospective by the Company's staff. An area is determined to be prospective based on a geological review of the area, drilling in the area and review of the Company's geophysical data if available. Usually resale leases are acquired for the purpose of selling at a profit along with the Company retaining an overriding royalty interest in the leases sold.

                           DESCRIPTION OF SECURITIES.

     Qualification. The following statements constitute brief summaries of the Company's Articles of Incorporation and Bylaws. Such summaries do not purport to be fully complete and are qualified in their entirety by reference to the full text of the Articles of Incorporation and Bylaws of the Company.

     Common Stock. The Company's Articles of Incorporation authorize it to issue up to 50,000,000 (fifty million) Shares of its Common Stock, which carry a par value of $0.001 per Share.

     Liquidation Rights. Upon liquidation or dissolution, each outstanding Common Share will be entitled to share equally in the assets of the Company legally available for the distribution to shareholders after the payment of all debts and other liabilities.

     Dividend Rights. There are no limitations or restrictions upon the rights of the Board of Directors to declare dividends out of any funds legally available therefor. The Company has not paid dividends to date and it is not anticipated that any dividends will be paid in the foreseeable future. The Board of Directors initially will follow a policy of retained earnings, if any, to finance the future growth of the Company. Accordingly, future dividends, if any, will depend upon, among other considerations, the Company's need for working capital and its financial conditions at the time.

     Voting Rights. Holders of Common Shares of the Company are entitled to cast one vote for each share held at all shareholders meetings for all purposes.

     Other Rights. Common Shares are not redeemable, have no conversion rights and carry no preemptive or other rights to subscribe to or purchase additional Common Shares in the event of a subsequent offering.

     Transfer Agent. The Company's transfer agent is Atlas Stock Transfer whose address is 5899 South State Street, Murray, Utah 84107. The phone number of Atlas Stock Transfer is (801) 266-7151.

     The Securities and Exchange Commission has adopted Rule 15g-9 which established the definition of a "penny stock", for the purposes relevant to the Company, as any equity security that has a market price of less than $5.00 per share, or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require: (i) that broker or dealer approve a person's account for transactions in penny stocks; and, (ii) the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased. In order to approve a person's account for transactions in penny stocks, the broker or dealer must (i) obtain financial information and investment experience objectives of the person; and
(ii) make a reasonable determination that the transaction(s) in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks. The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, which, in highlighted form, (i) sets forth the basis on which the broker or dealer made the suitability determination; and (ii) that the broker or dealer received a signed, written agreement from the investors prior to the transaction. Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and registered representative, current quotations for the securities and the rights and remedies available to an investor in case of fraud in penny stock transaction. Finally, monthly statements have to be sent disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks.

MARKET PRICE AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND OTHER SHAREHOLDER MATTERS.

     The Company is listed on the over-the-counter market on the NASDAQ OTC Bulletin Board. The range of high and low bid information for the shares of the Company's stock for the last two complete fiscal years, as reported by the OTC Bulletin Board National Quotation Bureau, is set forth below. Such quotations represent prices between dealers, do not include retail markup, markdown or commission, and do not represent actual transactions.

Year Ended September 30, 2000                     High              Low

First Quarter                                    $.25             $.1875
Second Quarter                                    .20              .1563
Third Quarter                                     .23              .22.5
Fourth Quarter                                    .20              .15

Year Ended September 30, 1999                     High              Low

First Quarter                                   $0.15            $0.10
Second Quarter                                   0.2813           0.125
Third Quarter                                    0.2188           0.125
Fourth Quarter                                   0.375            0.125


     As of May 9, 2001, the Company had issued and outstanding 8,099,518 common shares held by approximately 1,139 holders of record.

     There have been no cash dividends declared by the Company since its inception. Further, there are no restrictions that would limit the Company's ability to pay dividends on its common equity or that would be likely to do so in the future.

     The Company has no plans to register any of its securities under the Securities Act for sale by security holders. There is no public offering of equity and there is no proposed public offering of equity.

                               LEGAL PROCEEDINGS.

     The Company may become or is subject to investigations, claims, or lawsuits ensuing out of the conduct of its business, including those related to environmental safety and health, commercial transactions etc. The Company is currently not aware of any such items, which it believes could have a material adverse affect on its financial position.

                         FINANCIAL AND OTHER INFORMATION

     The audited financial statements regarding the Company for the fiscal year ended September 30, 2000, are presented in the Appendix following the proxy statement. A summary of selected financial data, and the information contained in the disclosures entitled " Management's Discussion and Analysis of Financial Condition and Results of Operations", are presented below.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS -2000 Compared to 1999

     Total revenue for fiscal year 2000 was $1,206,309 as compared to total revenue for fiscal year 1999 of $670,864. The increase in revenue was due primarily to higher product price for fiscal 2000 as compared to fiscal 1999. Total oil and gas sales (including royalty revenue) climbed from $655,446 to $1,076,107. Average gas prices increased from $1.62 MCF (1999) to $2.10 MCF
(2000) and average daily gas production increased 38 percent as the Pilot gas property was restored to production and additional production was realized from the Hunter Mesa Unit royalty as more wells were brought on line. Oil production declined nine percent due to natural production declines. However this drop in oil production was more than offset by product price increases as average oil prices per barrel soared from $14.86 to $25.04.

     Project and lease sales income increased from $3,270 to $129,002 as the Company sold one of its coalbed methane projects.

     Costs of operations increased from $462,711 to $574,863. This item includes all well operating expenses and any amounts paid to employees and other interest owners for their interest in producing properties. Increased disbursements to interest owners due to higher product prices accounted for most of the increase.

     General and administrative costs increased from $304,734 to $325,221 due primarily to salary increases for employees.

     In fiscal 1999 the Company sold all of its low BTU Colorado gas properties and several small non-operated oil properties in Wyoming. The sale of these properties resulted in a gain of approximately $1,800,000. The Company also abandoned most of its Nevada properties and wrote off some other small non-producing properties. The net result of all these actions was gain of $1,323,080 on "assets sold or abandoned" for 1999. In fiscal 2000 the Company wrote off some of its non-producing oil properties in Wyoming for a loss on sale of assets abandoned of $6,447.

     During fiscal year ending September 30, 1999, the Company retired all of its bank debt with proceeds from the sale of properties mentioned above. The Company also received $164,068 from the issuance of common stock to its shareholders during the fiscal year ending September 30, 1999. Common stock of the Company was issued to the shareholders for the $415,308 received by the Company from July 1998 to February 1999.

     The Company's total stockholders' equity increased from $924,530 to $946,044. This increase during fiscal 2000 in shareholder's equity was the result of positive net income of $9050 and a decrease in the ESOP stock subscription receivable of $12,464. The current ratio decreased from 3.55 (FY
1999) to 3.22 (FY 2000). Net income dropped from $785,384 to $9,050. However, net income for 1999 was entirely due to gain on sale of assets sold or abandoned of $1,323,080. Excluding this gain total income increased from a negative $537,696 to a positive $9,050.

Liquidity and Capital Resources

     Historically the Company has funded operations primarily from earnings and bank borrowing. As of September 30, 2000 the Company had working capital of $326,689 and an unused line of credit with Zions Bank for $750,000. This line of credit is collateralized by all of the companies operated oil and gas properties. The line of credit bears interest at prime rate plus 1.0%. The line of credit with Zions Bank matured on December 1, 1999, and was renewed for a two-year period ending December 31, 2001. As of September 30, 1999 and as of September 30, 2000, no amount was owed on the line of credit.

         During fiscal 2000 cash provided in operating activities was $61,395 while cash used in investing activities was $158,633. For September 30, 2000, there was no cash flow from financing activities. There was a net decrease in cash of $97,238, as cash decreased from $343,919 to $246,681. The changes in cash from operating activities, investing activities and financing activities from 1999 to 2000, were all primarily a result of the Company returning to a normal mode of operation after having sold a substantial portion of its non producing oil and gas assets to retire its bank debt as addressed above in Results of Operations.

Oil and Gas Properties

         The Company as of the date of this filing is the owner of several oil and gas properties located throughout the Rocky Mountain Region. The Company operates four properties in Utah, three in Wyoming and one in Colorado. The standardized measure of discounted future net cash flows of all the Company's properties as of September 30, 2000 is $1,611,000.

Income Taxes

         The Company's present net operating loss carryforward of $2,292,000 arises from operations for the year ended September 30th, 1997. Carryforwards of net operating losses for years prior to the year ended September 30th, 1997 were completely used for tax purposes to offset net income for the year ended September 30th, 1999. The present loss carryforward of the Company will expire in the year 2012.

         The Company does not anticipate that it will have taxable income during the carryforward period because of the applicable net operating loss.

         THE COMPANY UNDERTAKES TO PROMPTLY FURNISH (WITHOUT CHARGE EXCEPT AS TO THE EXHIBITS IF REQUESTED THAT INCLUDE ARTICLES OF INCORPORATION, BYLAWS, LETTER FROM PETROLEUM ENGINEER AND FINANCING AGREEMENTS WITH ZIONS BANK) A COPY OF ITS FORM 10-KSB FILED PREVIOUSLY WITH THE SECURITIES AND EXCHANGE COMMISSION, TO ANY SHAREHOLDER OF RECORD UPON WRITTEN REQUEST, WHICH SHALL ALSO INCLUDE A GOOD FAITH REPRESENTATION THAT, AS OF MAY 9TH, 2001 THE PERSON MAKING THE REQUEST WAS THE BENEFICIAL OWNER OF COMMON STOCK OF THE COMPANY ENTITLED TO VOTE AT THE ANNUAL MEETING. The Form 10-KSB filed by the Company with the SEC can be viewed in its entirety at Securities and Exchange website www.sec.gov by searching the Edgar Archives with the keywords "Pioneer Oil and Gas".

BY ORDER OF THE BOARD OF DIRECTORS:



By:      Don J. Colton
         Chairman of the Board of Directors,
         and President

         PIONEER OIL AND GAS

                                    APPENDIX

                           TO THE PROXY STATEMENT OF:

                               PIONEER OIL AND GAS







                               PIONEER OIL AND GAS

                        CONSOLIDATED FINANCIAL STATEMENTS

                           SEPTEMBER 30, 2000 AND 1999

                               PIONEER OIL AND GAS

                              Financial Statements

                           September 30, 2000 and 1999

                               PIONEER OIL AND GAS

                          Index to Financial Statements








Report of Jones, Wright, Simkins & Associates LLP                         F-2

Report of Tanner + Co.                                                    F-3

Statement of income                                                       F-4

Balance sheet                                                             F-5

Statement of stockholders' equity (deficit)                               F-6

Statement of cash flows                                                   F-7

Notes to financial statements                                             F-8

Supplementary schedules on oil and gas operations                         F-18

                          INDEPENDENT AUDITOR'S REPORT





To the Board of Directors and
Stockholders of Pioneer Oil and Gas


     We have audited the accompanying balance sheet of Pioneer Oil and Gas as of September 30, 2000, and the related statements of income, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Oil and Gas as of September 30, 2000, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.



                     JONES, WRIGHT, SIMKINS & ASSOCIATES LLP



Logan, Utah
December 1, 2000

                          INDEPENDENT AUDITOR'S REPORT





To the Board of Directors and
Stockholders of Pioneer Oil and Gas


     We have audited the accompanying balance sheet of Pioneer Oil and Gas as of September 30, 1999 and the related statement of income, stockholders' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pioneer Oil and Gas as of September 30, 1999 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                  TANNER + CO.




Salt Lake City, Utah
November 15, 1999

                               PIONEER OIL AND GAS

                               Statement of Income


                                                                            Years Ended September 30,




                                                                             2000              1999
                                                                       ------------------------------------
Revenue:
     Oil and gas sales                                                        $927,876          $585,121
     Royalty revenue                                                           148,231            70,325
     Operational reimbursements                                                  1,200            12,148
     Project and lease sales income                                            129,002             3,270
                                                                       ------------------------------------

                                                                             1,206,309           670,864
                                                                       ------------------------------------

Costs and expenses:
     Cost of operations                                                        574,863           462,711
     General and administrative expenses                                       325,221           304,734
     Exploration costs                                                         188,177           152,934
     Lease rentals                                                               5,761             4,710
     Depreciation, depletion and amortization                                  120,836           151,472
                                                                       ------------------------------------

                                                                             1,214,858         1,076,561
                                                                       ------------------------------------

                  Loss from operations                                         (8,549)         (405,697)
                                                                       ------------------------------------

Other income (expense):
     (Loss) gain on assets sold or abandoned                                    (6,447)        1,323,080
     Interest income                                                            22,617            19,008
     Interest expense                                                           (6,739)         (129,372)
     Other                                                                       8,168           (21,635)
                                                                       ------------------------------------

                                                                                17,599         1,191,081
                                                                       ------------------------------------

                  Income before provision
                  for income taxes                                               9,050           785,384

Provision  for income taxes                                                          -                 -
                                                                       ------------------------------------

                  Net income                                                    $9,050          $785,384
                                                                       ------------------------------------

                  Net income per common share-
                  basic and diluted                                                $ -             $ .10
                                                                       ------------------------------------

                  Weighted average common shares-
                  basic and diluted                                         8,135,000          7,723,000
                                                                       ------------------------------------

See accompanying notes to financial statements.


                                  Balance Sheet

                                                                                 September 30,




              Assets                                                         2000              1999
                                                                       ------------------------------------
Current assets:
     Cash                                                                     $246,681          $343,919
     Accounts receivable                                                       130,398           105,798
     Resale leases, at lower of cost or market                                  96,925            17,333
                                                                       ------------------------------------

                  Total current assets                                         474,004           467,050

Property and equipment - net                                                   617,355           586,005
Other assets                                                                     2,000             3,000
                                                                       ------------------------------------

                                                                            $1,093,359        $1,056,055
                                                                       ------------------------------------

-----------------------------------------------------------------------------------------------------------

              Liabilities and Stockholders' Equity

Current liabilities:
     Accounts payable                                                         $125,762          $109,099
     Accrued expenses                                                           21,553            22,426
                                                                       ------------------------------------

                  Total current liabilities                                    147,315           131,525
                                                                       ------------------------------------

Commitments and contingencies                                                        -                 -

Stockholders' equity:
     Common stock, par value $.001 per share,                authorized
       50,000,000 shares authorized; 8,135,018 shares issued
       and outstanding                                                           8,134             8,134
     Additional paid-in capital                                              2,521,069         2,521,069
     Stock subscription receivable                                            (280,996)         (293,460)
     Accumulated deficit                                                    (1,302,163)       (1,311,213)
                                                                       ------------------------------------

                  Total stockholders' equity                                   946,044           924,530
                                                                       ------------------------------------

                                                                            $1,093,359        $1,056,055
                                                                       ------------------------------------

See accompanying notes to financial statements.

                   Statement of Stockholders' Equity (Deficit)

                     Years Ended September 30, 2000 and 1999




                                                Additional       Stock
                              Common Stock        Paid-in    Subscription    Accumulated
                          ----------------------
                            Shares     Amount     Capital     Receivable       Deficit         Total
                          ---------------------------------------------------------------------------------


Balance at
October 1, 1998             5,644,792  $  5,644  $ 2,059,491    $       -   $  (2,096,597)    $   (31,462)

Issuance of common stock for:
     Cash                     990,226       990      163,078            -              -           164,068
     Receivable             1,500,000     1,500      298,500      (300,000)            -                 -

Payments on stock
subscription receivable             -         -            -        6,540              -             6,540

Net income                          -         -            -              -      785,384           785,384
                          ---------------------------------------------------------------------------------

Balance at
September 30, 1999          8,135,018     8,134    2,521,069      (293,460)    (1,311,213)         924,530

Payments on stock
subscription receivable             -         -            -       12,464              -            12,464

Net income                          -         -            -            -          9,050             9,050
                          ---------------------------------------------------------------------------------

Balance at
September 30, 2000          8,135,018   $ 8,134   $2,521,069     $(280,996)   $(1,302,163)        $946,044
                          ---------------------------------------------------------------------------------

See accompanying notes to financial statements.

                             Statement of Cash Flows

                                                                            Years Ended September 30,


                                                                             2000              1999
                                                                       ------------------------------------
Cash flows from operating activities:
     Net income                                                                 $9,050          $785,384
     Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
         Loss (gain) on assets sold or abandoned                                 6,447        (1,323,080)
         Depreciation, depletion and amortization                              120,836           151,472
         Employee benefit plan expense                                          27,948                 -
         Interest income                                                       (15,484)               -
         (Increase) decrease in:
              Accounts receivable                                              (24,600)          (20,705)
              Resale leases                                                    (79,592)           34,713
              Other assets                                                       1,000                 -
         Increase (decrease) in:
              Accounts payable                                                  16,663           (61,502)
              Accrued expenses                                                    (873)         (280,998)
              Outstanding checks in excess of bank balance                           -           (78,854)
                                                                       ------------------------------------

                  Net cash provided by (used in)
                  operating activities                                          61,395           (793,570)
                                                                       ------------------------------------

Cash flows from investing activities:
     Acquisition of property and equipment                                    (158,633)           (34,575)
     Proceeds from sale of property                                                  -          2,002,000
                                                                       ------------------------------------

                  Net cash (used in) provided by
                  investing activities                                        (158,633)          1,967,425
                                                                       ----------------------------------

Cash flow from financing activities:
     Proceeds from note payable                                                      -              75,727
     Payments on note payable                                                        -          (1,331,419)
     Proceeds from issuance of common stock                                          -             164,068
     Collection of stock subscription receivable                                     -               6,540
                                                                       ------------------------------------

                  Net cash used in
                  financing activities                                               -          (1,085,084)
                                                                       ------------------------------------

                  Net (decrease)  increase in cash                             (97,238)             88,771

Cash, beginning of year                                                        343,919             255,148
                                                                       ------------------------------------

Cash, end of year                                                             $246,681            $343,919
                                                                       ------------------------------------

See accompanying notes to financial statements.

                               PIONEER OIL AND GAS
                          Notes to Financial Statements

                           September 30, 2000 and 1999


                               PIONEER OIL AND GAS


1. Organization and Summary of Significant Accounting Policies

The Company is incorporated under the laws of the state of Utah and is primarily engaged in the business of acquiring, developing, producing and selling oil and gas properties to companies located in the continental United States.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Concentration of Credit Risk
The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such account. The Company believes it is not exposed to any significant credit risk on cash and cash equivalents.

Resale Leases
The Company capitalizes the costs of acquiring oil and gas leaseholds held for resale, including lease bonuses and any advance rentals required at the time of assignment of the lease to the Company. Advance rentals paid after assignment are charged to expense as carrying costs in the period incurred. Costs of oil and gas leases held for resale are valued at lower of cost or net realizable value and included in current assets since they are expected to be sold within one year, although the holding period of individual leases may be in excess of one year. The cost of oil and gas leases sold is determined on a specific identification basis.

                               PIONEER OIL AND GAS
                          Notes to Financial Statements
                                    continued

   1.   Organization and Summary of Significant Accounting Policies Continued

Oil and Gas Producing  Activities
The Company utilizes the successful efforts method of accounting for its oil and gas producing activities. Under this method, all costs associated with productive exploratory wells and productive or nonproductive development wells are capitalized while the costs of nonproductive exploratory wells are expensed. If an exploratory well finds oil and gas reserves, but a determination that such reserves can be classified as proved is not made after one year following completion of drilling, the costs of drilling are charged to operations. Indirect exploratory expenditures, including geophysical costs and annual lease rentals, are expensed as incurred. Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the units-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.
On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

                               PIONEER OIL AND GAS
                          Notes to Financial Statements
                                    continued
1.   Organization and Summary of Significant Accounting Policies Continued

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Expenditures for maintenance and repairs are expensed when incurred and betterments are capitalized. When assets are sold, retired or otherwise disposed of, the applicable costs and accumulated depreciation, depletion and amortization are removed from the accounts, and the resulting gain or loss is reflected in operations.

Income Taxes
Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse. Temporary differences result primarily from a net operating loss carryforward and intangible drilling costs and depletion.

Earnings Per Share
The computation of basic earnings per common share is based on the weighted average number of shares outstanding during each year.

The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the year plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the year. Common stock equivalents are not included in the diluted earnings per share calculation when their effect is antidilutive.

Revenue Recognition
Revenue is recognized from oil sales at such time as the oil is delivered to the buyer. Revenue is recognized from gas sales when the gas passes through the pipeline at the well head. Revenue from overriding royalty interests is recognized when earned.

The Company does not have any gas balancing arrangements.

                               PIONEER OIL AND GAS
                          Notes to Financial Statements
                                    continued
1.   Organization and Summary of Significant Accounting Policies Continued

Use of Estimates in the Preparation of Financial Statements The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions primarily related to oil and gas property reserves and prices, that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications
Certain amounts in the 1999 financial statements have been reclassified to conform with the current year presentation.


2.   Property and Equipment

Property and equipment consists of the following:



                                              September 30,
                                    -----------------------------------
                                             2000             1999
                                    -----------------------------------

Oil and gas
properties
 (successful efforts method)             $1,733,448       $1,590,708
Office furniture and equipment              127,873          118,427
                                    -----------------------------------

                                          1,861,321        1,709,135

Less accumulated
 depreciation, depletion and
 amortization                            (1,243,966)      (1,123,130)
                                    -----------------------------------

                                           $617,355         $586,005
                                    -----------------------------------

3.   Bank Line of Credit
The Company has a bank revolving line-of-credit in the amount of $750,000 bearing interest at the bank's prime rate plus 1 percent (1.5 percent at September 30, 1999) and is secured by producing properties. The line-of-credit matures on December 31, 2001 and had no outstanding balance at September 30, 2000 and 1999.

4.       Stock Subscription Receivable
The stock subscription receivable consists of a six percent receivable due from the Company's ESOP. The receivable is reduced every six months by the amount of the obligation owed by the Company to the ESOP, under the terms of the ESOP (see note 10).

5.   Income Taxes
The provision for income taxes differs from the amount computed at federal statutory rates as follows:

                                                                                       Years Ended
                                                                                      September 30,
                                                                               ----------------------------
                                                                                   2000           1999
                                                                               -------------- -------------

                                Income tax at statutory rate                          $(1,000)    $(267,000)
                                Change in valuation allowance                           1,000       267,000
                                                                               -------------- -------------

                                                                                         $ -           $ -
                                                                               -------------- -------------

         Deferred tax assets (liabilities) are comprised of the following:

                                                                                     September 30,
                                                                              -----------------------------
                                                                                  2000           1999
                                                                              ------------- ---------------

                                Intangible drilling costs and depletion            $(145,000)     $(107,000)
                                Net operating loss carry forward                     779,000        744,000
                                AMT credit carry forward                               5,000          3,000
                                                                              ------------- ---------------

                                                                                     639,000        640,000

                                Valuation allowance                                 (639,000)      (640,000)
                                                                              ------------- ---------------

                                                                                        $ -            $ -
                                                                              ------------- ---------------


A valuation allowance has been recorded for the full amount of the deferred tax asset because it is more likely than not that the deferred tax asset will not be realized.

                               PIONEER OIL AND GAS
                          Notes to Financial Statements
                                    continued
5.   Income Taxes Continued

As of September 30, 2000, the Company had net operating loss carryforward of approximately $2,292,000. This carryforward expires in 2012. If substantial changes in the Company's ownership should occur, there would be an annual limitation of the amount of NOL carry forward which could be utilized. Also, the ultimate realization of this carryforward is due, in part, on the tax law in effect at the time and future events which cannot be determined.

During the year ended September 30, 1999, the Company's valuation allowance was reduced for the expiration of both the investment tax credit carryforward and a portion of the net operating loss carryforward.

6.   Sales to Major Customers
The Company had sales to major customers during the years ended September 30, 2000 and 1999, which exceeded ten percent of total sales as follows:

                                                Years Ended
                                               September 30,
                                         --------------------------------
                                                   2000            1999
                                         --------------------------------
 Company A                                       $450,000        $191,844
 Company B                                            $ -         $86,025

7.   Related Party Transactions
The Company acts as the operator for several oil and gas properties in which employees, officers and other related and unrelated parties have a working or royalty interest. At September 30, 2000 and 1999 there was $35,244 and $7,390, respectively, included in accounts payable due to related parties as a result of these activities. The Company also is the general manager in certain limited partnerships and the operator for certain joint ventures formed for the purpose of oil and gas exploration and development.

During the year ended September 30, 2000, the Company began leasing its office space from certain officers of the Company. The lease requires monthly rental payments of $2,500 plus all expenses pertaining to the office space and expires in September 2005. Future minimum lease payments for the next five years are $30,000 each year. Rent expense for the year ended September 30, 2000, was approximately $30,000.

The Company has a stock subscription receivable from the ESOP (see note 4).

                               PIONEER OIL AND GAS
                          Notes to Financial Statements
                                    continued

8.   Supplemental Disclosures of Cash Flow Information
Operations reflect actual amounts paid for interest and income taxes as follows:




                                   Years Ended
                                  September 30,
                        -----------------------------------
                              2000             1999
                        -----------------------------------

 Interest                   $7,000         $129,000
                        -----------------------------------

 Income taxes               $5,000             $100
                        -----------------------------------

During the year ended September 30, 2000, the company recorded interest income (on the stock subscription receivable) of $15,484, reduced the stock subscription receivable by $12,464 and recorded an employee benefit plan contribution of $27,948.
During the year ended September 30, 1999, the Company issued 1,500,000 shares of common stock in exchange for a stock subscription receivable in the amount of $300,000.

9.   Fair Value of Financial Instruments
The Company's financial instruments consist of cash, receivables, payables, and a note payable. The carrying amount of cash, receivables and payables approximates fair value because of the short-term nature of these items. The carrying amount of the note payable approximates fair value as the note bears interest at floating market interest rates.

10.  Stock Options and Warrants
Employee Stock Ownership Plan
The Company has adopted a noncontributory employee stock ownership plan (ESOP) covering all full-time employees who have met certain service requirements. It provides for discretionary contributions by the Company as determined annually by the Board of Directors, up to the maximum amount permitted under the Internal Revenue Code. The plan has received IRS approval under Section 401(A) and 501(A) of the Internal Revenue Code. Pension expense charged to operations for the years ended September 30, 2000 and 1999 was $27,948 and $24,540, respectively. All outstanding shares held by the ESOP are included in the calculation of earnings per share.

                               PIONEER OIL AND GAS
                     Notes to Financial Statements continued

10.      Stock Options and Warrants Continued
The Company has granted stock options and warrants to certain officers and employees of the Company to purchase shares of the Company's common stock. The exercise price of the options and warrants is equal to or in excess of the fair market value of the stock on the date of grant. A schedule of the options and warrants at September 30, 2000 and 1999 is as follows:

                                                      -----------------------------------------------------
                                                                  Number of                  Exercise
                                                                                            Price Per
                                                                                              Share
                                                      -----------------------------------------------------
                                                           Options         Warrants
                                                      -----------------------------------------------------

                             Outstanding at                                                     .55 - 1.20
                             October 1, 1998                   60,000          300,000  $
                             Granted                          420,000          300,000                 .30
                             Canceled                          (60,000)       (300,000)         .55 - 1.20
                                                      -----------------------------------------------------

                             Outstanding at                                               $            .30
                             September 30,1999                  420,000        300,000                   .
                             Expired                                  -       (300,000)                .30
                                                      -----------------------------------------------------

                             Outstanding at                                            -  $            .30
                             September 30, 2000                 420,000                 .              .30
                                                      -----------------------------------------------------

Stock Based Compensation Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123) gives entities the choice between adopting a fair value method or continuing to use the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25 with footnote disclosures of the pro forma effects if the fair value method had been adopted. The Company has opted for the latter approach. Had compensation expense for the company's stock options and warrants been determined based on the fair value at the grant date for awards in 1999, consistent with the provisions of SFAS No. 123, the Company's results of operations would have been as follows:
                                                             Year Ended
                                                            September 30,
                                                                            1999
                                                  -----------------------------
Net income - as reported                                $              785,384
Net income - pro forma                                  $              685,195
Earnings per share - as reported                        $                  .10
Earnings per share - pro forma                          $                  .09
                                                  -----------------------------

                               PIONEER OIL AND GAS
                     Notes to Financial Statements continued
10.  Stock  Options and Warrants Continued
The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:



                                                   September 30,
                                                        1999
                                              ---------------------------

Expected dividend yield                         $                   -
Expected stock price volatility                                   116%
Risk-free interest rate                                          6.06%
Expected life of options                                  2 to 3 years
                                              ---------------------------

The weighted average fair value of options and warrants granted during 1999 was $.14. During the year ended September, 30, 2000, no options or warrants were granted and, therefore, there would be no pro forma effect on the 2000 operations. The following table summarizes information about stock options outstanding at September 30, 2000:

                                       Outstanding                                 Exercisable
-----------------------------------------------------------------------------------------------------------
     Exercise           Number          Weighted          Weighted          Number       Weighted Average
                                         Average
                                        Remaining
                                       Contractual        Average
                                          Life            Exercise                           Exercise
      Price          Outstanding         (Years)           Price          Exercisable         Price
-----------------------------------------------------------------------------------------------------------

     $       .30           420,000         1.7            $       .30          420,000       $      .30
-----------------------------------------------------------------------------------------------------------

                               PIONEER OIL AND GAS
                          Notes to Financial Statements
                                    continued




11. Commitments and Contingencies

Limited Partnerships
The Company has an immaterial interest in two limited partnership drilling programs and acts as the general partner. As the general partner, the Company is contingently liable for any obligations of the partnerships and may be contingently liable for claims generally incidental to the conduct of its business as general partner. As of September 30, 2000, the Company was unaware of any such obligations or claims arising from these partnerships.

Employment Agreements
The Company has entered into severance pay agreements with officers of the Company who also serve as board members. Under the terms of the agreements, a board member who is terminated shall receive severance pay equal to the amount such board member received in salary and bonus for the two years prior to termination.

Litigation
The Company may become or is subject to investigations, claims or lawsuits ensuing out of the conduct of its business, including those related to environmental safety and health, commercial transactions etc. The Company is currently not aware of any such items which it believes could have a material adverse affect on its financial position.


12. Recent Accounting Pronouncements

In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133" and in June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective date of FASB Statement No. 133." SFAS 138 and 133 establishes accounting and reporting standards for derivative instruments and requires recognition of all derivatives as assets or liabilities in the statement of financial position and measurement of those instruments at fair value. SFAS 133 is now effective for fiscal years beginning after June 15, 2000. The Company believes that the adoption of SFAS 138 and 133 will not have any material effect on the financial statements of the Company.

In June 2000, the FASB issued SFAS No. 139, "Rescission of FASB Statement No. 53" and amendments to FASB Statements No. 63, 89 and 121. The Company believes that the adoption of SFAS 139 will not have any material effect on the financial statements of the Company.

                               PIONEER OIL AND GAS
                      Schedule of Supplementary Information
                            On Oil and Gas Operations





The information on the Company's oil and gas operations as shown in this schedule is based on the successful efforts method of accounting and is presented in conformity with the disclosure requirements of the Statement of Financial Accounting Standards No. 69 "Disclosures about Oil and Gas Producing Activities."
                 Capitalized Costs Relating to Oil and Gas Producing Activities

                                                                                  September 30,
                                                                       ------------------------------------
                                                                             2000              1999
                                                                       ------------------------------------

     Proved oil and gas properties and related equipment                    $1,733,448        $1,584,261
     Unproved oil and gas properties                                                 -             6,447
                                                                       ------------------------------------

                       Subtotal                                              1,733,448         1,590,708

     Accumulated depreciation, depletion and amortization
       and valuation allowances                                              (1,127,046)       (1,012,865)
                                                                       ------------------------------------

                                                                              $606,402          $577,843
                                                                       ------------------------------------

                                Costs Incurred in Oil and Gas Acquisition,
                                  Exploration  and Development Activities

                                                    Years Ended
                                                   September 30,
                                           ------------------------------------
                                                2000              1999
                                           ------------------------------------
 Acquisition of properties:
          Proved                           $      -           $     -
                                                  -                 -
          Unproved
 Exploration costs                            188,177           152,934
 Development costs                                  -            20,250

                               PIONEER OIL AND GAS
                      Schedule of Supplementary Information
                            On Oil and Gas Operations

                 Results of Operations for Producing Activities

                                                                                   Years Ended
                                                                                  September 30,
                                                                       ------------------------------------
                                                                             2000              1999
                                                                       ------------------------------------

     Oil and gas - sales                                                     $1,076,107          $655,446
     Production costs net of reimbursements                                    (580,110)         (450,563)
     Exploration costs                                                         (188,177)         (152,934)
     Depreciation, depletion and amortization
       and valuation provisions                                                (114,181)         (144,411)
                                                                       ------------------------------------

     Net income (loss) before income taxes                                      193,639           (92,462)

     Income tax (provision) benefit                                             (66,000)           20,000
                                                                       ------------------------------------

     Results of operations from producing activities
       (excluding corporate overhead and interest costs)                       $127,639          $(72,462)
                                                                       ------------------------------------

                               PIONEER OIL AND GAS
                      Schedule of Supplementary Information
                            On Oil and Gas Operations


                    Reserve Quantity Information (Unaudited)

The estimated quantities of proved oil and gas reserves disclosed in the table below are based upon an appraisal of the proved developed properties by Fall Line Energy, Inc. Such estimates are inherently imprecise and may be subject to substantial revisions.
All quantities shown in the table are proved developed reserves and are located within the United States.

                                                                  Year Ended September 30,
                                                  ----------------------------------------------------------
                                                              2000                        1999
                                                  ----------------------------------------------------------
                                                       Oil           Gas            Oil           Gas
                                                      (bbls)        (mcf)         (bbls)         (mcf)
                                                  ----------------------------------------------------------

     Proved developed and undeveloped reserves:
          Beginning of year                           176,802        368,136        185,006     5,899,880
          Revision in previous estimates               (3,949)       125,461         11,061        14,540
          Discoveries and extension                         -        132,269              -             -
          Purchase in place                                 -              -              -             -
          Production                                  (21,045)       (92,142)       (19,265)      (85,430)
          Sales in place                                    -              -                -  (5,460,854)
                                                  ----------------------------------------------------------

          End of year                                 151,808        533,724        176,802       368,136
                                                  ----------------------------------------------------------

     Proved developed reserves:
          Beginning of year                           176,802        368,136        185,006       609,768
          End of year                                 151,808        533,724        176,802       368,136


                               PIONEER OIL AND GAS
                      Schedule of Supplementary Information
                            On Oil and Gas Operations

          Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves (Unaudited)

                                                                                   Years Ended
                                                                                  September 30,
                                                                            2000                1999
                                                                     ----------------------------------------
Future cash inflows                                                         $6,505,000          $4,644,000
Future production and development costs                                      (2,437,000)         (1,794,000)
Future income tax expenses                                                   (1,383,000)           (969,000)
                                                                     ----------------------------------------
                                                                             2,685,000           1,881,000
10% annual discount for estimated timing of cash flows                       (1,074,000)           (828,000)
                                                                     ----------------------------------------

Standardized measure of discounted future net cash flows                    $1,611,000          $1,053,000
                                                                     ----------------------------------------

                               PIONEER OIL AND GAS
                      Schedule of Supplementary Information
                            On Oil and Gas Operations



Standardized Measure of Discounted Future Net Cash Flows and Changes Therein Relating to Proved Oil and Gas Reserves (Unaudited)-Continued

The preceding table sets forth the estimated future net cash flows and related present value discounted at a 10% annual rate from the Company's proved reserves of oil, condensate and gas. The estimated future net revenue is computed by applying the year end prices of oil and gas (including price changes that are fixed and determinable) and current costs of development and production to estimated future production assuming continuation of existing economic conditions. The values expressed are estimates only, without actual long-term production to base the production flows, and may not reflect realizable values or fair market values of the oil and gas ultimately extracted and recovered. The ultimate year of realization is also subject to accessibility of petroleum reserves and the ability of the Company to market the products.

                     Changes in the Standardized Measure of
                    Discounted Future Cash Flows (Unaudited)


                                                                                   Years Ended
                                                                                  September 30,
                                                                      ---------------------------------------
                                                                             2000                1999
                                                                      -------------------- ------------------
Balance, beginning of year                                                    $1,053,000         $3,711,000
Sales of oil and gas produced net of
   production costs                                                             (252,000)          (670,000)
Net changes in prices and production costs                                       300,000           (671,000)
Extensions and discoveries, less related
   costs                                                                         209,000                  -
Purchase and sales of minerals in place                                                -         (4,100,000)
Revisions of estimated development costs                                               -                  -
Revisions of previous quantity estimate                                          444,000          1,662,000
Accretion of discount                                                            105,000            371,000
Net changes in income taxes                                                     (248,000)           750,000
                                                                      -------------------- ------------------

Balance, end of year                                                          $1,611,000         $1,053,000
                                                                      -------------------- ------------------

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